Exhibit 99.1

Badger Meter Reports Record Fourth Quarter Sales; Also Achieves Record Sales, Earnings and Earnings Per Share from Continuing Operations for 2014

MILWAUKEE--(BUSINESS WIRE)--February 5, 2015--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014 Highlights

  Net sales were a record $89,339,000 for the fourth quarter of 2014, a 10.3% increase from sales of $81,010,000 for the fourth quarter of 2013.
  Net earnings were $6,001,000 for the fourth quarter of 2014, a 5.9% decrease from net earnings of $6,380,000 for the fourth quarter of 2013.
  Diluted earnings per share were $0.42 for the fourth quarter of 2014, a 4.5% decrease from earnings per share of $0.44 for the fourth quarter of 2013.

Full Year 2014 Highlights

  Net sales were $364,768,000 for 2014, a 9.2% increase from sales of $334,122,000 for 2013.
  Net earnings were $29,678,000 for 2014, a 20.6% increase from net earnings of $24,617,000 for 2013.
  Diluted earnings per share were $2.06 for 2014, a 21.2% increase from diluted earnings per share of $1.70 for 2013.

Operations Review

“2014 was a very good year for Badger Meter. We achieved record sales, earnings and earnings per share from continuing operations. Our fourth quarter 2014 sales were also a record, however net earnings were negatively impacted by an unusual item related to the acquisition of National Meter and Automation,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the record fourth quarter sales were driven by higher sales of residential municipal water products, particularly those with meter reading technology, and flow instrumentation products. The gross profit margin was 34.6% for the fourth quarter of 2014, compared to 35.8% for the prior year quarter. Net earnings and earnings per share were reduced by a $1.4 million one-time adjustment for the accounting related to National Meter during its first quarter of company ownership.

“Setting aside the accounting adjustment, National Meter would have made a positive contribution to our fourth quarter earnings and our gross profit margin would have been slightly higher than the fourth quarter of last year. Although National Meter has only been with us since October, the integration of the company into our supply chain has been seamless. We are pleased with the acquisition and the opportunities we have to work more closely with our customers,” said Meeusen.

“For the full year, our sales were up across the board. Sales of residential municipal water products were strong, and sales of commercial municipal water products and flow instrumentation products also increased. The gross profit margin increased from 35.0% in 2013 to 36.0% in 2014. Our full-year results also include charges during the first quarter of approximately $1.7 million, or $0.07 per diluted share, related to due diligence and other transaction-related costs on a potential acquisition that was ultimately not pursued. Net earnings and earnings per share benefited from a tax rate of 33.9% in 2014, compared to 35.2% in 2013. The lower 2014 tax rate was due to higher foreign earnings which are taxed at lower rates, as well as lower average state tax rates,” said Meeusen.

“Several new products were solid contributors to our 2014 performance. Sales of ORION® SE, our two-way fixed network system, and the E-Series® ultrasonic meter line both more than doubled in 2014 compared to 2013. We are also pleased with the early success of the cost-effective, cellular-based BEACON Advanced Metering Analytics (AMA) system we introduced in January 2014. After ordering starter kits and conducting product trials, several cities plan to implement full rollouts that are expected to contribute to our performance in 2015. These and other new product innovations position us as a technology leader in the industry,” said Meeusen.

“Our balance sheet remains strong. We ended the year with a debt-to-total capitalization ratio of 26.2%. Our steady cash flow enabled us to continue to develop and launch new products and to increase the quarterly cash dividend for the 22nd consecutive year. We believe our record 2014 financial performance, successful products and well-established customer relationships provide a solid foundation for our continued growth,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2014 fourth quarter results on Friday, February 6, 2015, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0865 and entering the passcode 53556027. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P8TMGDCPM. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Friday, February 13, by dialing 1-888-286-8010 and entering the passcode 64500467. The Webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement and control products, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for technology products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$89,339	$81,010	$364,768	$334,122

Cost of sales	58,444	52,007	233,626	217,133

Gross margin	30,895	29,003	131,142	116,989

Selling, engineering and administration	22,742	18,654	85,095	77,882

Operating earnings	8,153	10,349	46,047	39,107

Interest expense, net	260	254	1,135	1,098

Earnings before income taxes	7,893	10,095	44,912	38,009

Provision for income taxes	1,892	3,715	15,234	13,392

Net earnings	$6,001	$6,380	$29,678	$24,617

Earnings per share:

Basic	$0.42	$0.44	$2.07	$1.71

Diluted	$0.42	$0.44	$2.06	$1.70

Shares used in computation of earnings per share:

Basic	14,318,479	14,391,123	14,306,505	14,362,370

Diluted	14,393,358	14,464,441	14,378,329	14,440,356

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2014	2013
	Unaudited

Cash	$6,656	$7,263
Receivables	53,967	50,133
Inventories	71,774	60,939
Other current assets	8,708	8,828
Total current assets	141,105	127,163

Net property, plant and equipment	82,536	76,416
Intangible assets, at cost less accumulated amortization	61,672	57,317
Other long-term assets	8,853	10,467
Goodwill	46,992	44,695
Total assets	$341,158	$316,058

Liabilities and Shareholders' Equity

Short-term debt	$75,927	$70,045
Payables	16,059	18,554
Accrued compensation and employee benefits	11,901	7,337
Other liabilities	3,188	2,105
Total current liabilities	107,075	98,041

Deferred income taxes	6,399	9,790
Long-term employee benefits and other	13,353	11,664
Shareholders' equity	214,331	196,563
Total liabilities and shareholders' equity	$341,158	$316,058

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276